UNITED STATES
SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Luby’s Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Luby’s, Inc.
13111 Northwest Freeway
Suite 600
Houston, Texas 77040
713-329-6800
www.lubys.com

November 29, 2007

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Luby's, Inc. to be held on Tuesday, January 15, 2008, at 11:00 a.m., Houston time, at the Sheraton Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092.  All record holders of Luby's outstanding common shares at the close of business on December 26, 2007 are eligible to vote on matters brought before this meeting.  At this year’s Annual Meeting, you will be asked to re-elect four of your directors.  Your Board urges you to re-elect your directors by voting the WHITE proxy card today.  As always, your vote is very important.

Your directors standing for re-election this year are Gasper Mir, III, Dr. Judith Craven, Arthur Emerson, and Frank Markantonis.  Dr. Craven and each of Messrs. Mir and Emerson are independent directors. Each of these four individuals brings valuable experience and knowledge to the Board and occupies important leadership positions.

•
Gasper Mir, III serves as Chairman of the Board of Directors and is an audit committee financial expert as defined under Securities and Exchange Commission rules. As Chairman, he presides over all Board meetings, as well as executive sessions and meetings of the independent directors, coordinates the activities of the independent directors, and acts as an intermediary between the Board and Luby’s Management.  Mr. Mir is a principal owner of the public accounting and professional services firm Mir•Fox & Rodriguez, P.C. His work there has included financial audit and accounting services for clients in the retail industry.  From 1969 until 1987, he was employed by KPMG, an international accounting and professional services firm, serving as a partner of the firm from 1978 until 1987.  He is Executive General Manager of Strategic Partnerships for the Houston Independent School District continuing until the end of calendar year 2007.

•
Arthur Rojas Emerson has spent his career in advertising, public relations and media, including foodservice television marketing.  He is Chairman and Chief Executive Officer of GRE Creative Communications, an advertising and public relations firm based in San Antonio, Texas, which includes Hispanic-targeted marketing.  Previously, he was Vice President and General Manager of the Texas stations of the Telemundo television network. He is also a director of USAA Federal Savings Bank, Chairman of its Credit Committee, and former Chairman of its Trust Committee.

•
Judith Craven, M.D., M.P.H., serves as Vice-Chair of the Board of Directors.  She is licensed to practice medicine and has a distinguished career in public health.  She has served as Dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston; Vice President of Multicultural Affairs for the University of Texas Health Science Center; and President of the United Way of the Texas Gulf Coast. She also served as Director of Public Health for the City of Houston, which included responsibility for the regulation of all foodservice establishments in the City.  She currently serves on the Board of Directors of Sysco Corporation, Belo Corp., Sun America Fund, and Valic Corp.

•
Frank Markantonis is an attorney with over thirty years of legal experience representing clients in the restaurant industry, with a concentration in real estate development, litigation defense, insurance procurement and coverage, immigration, and employment law. Mr. Markantonis is a member of the State Bar of Texas, District of Columbia Bar, and is a Fellow in the Houston Bar Association.

You should know that a New York City-based hedge fund, Ramius Capital Group, L.L.C. and its affiliates, are attempting to install four of its hand-picked nominees in opposition to the four directors identified above.  We believe that the election of Ramius’ nominees would be highly disruptive to Luby’s ability to continue executing its carefully designed strategic growth plan and would permit Ramius to advance its short-term interests by pursuing its stated agenda of releveraging Luby’s balance sheet through the sale and leaseback of Luby's owned real estate.  Your Board has carefully and thoroughly examined Ramius’ proposals and believes that by owning rather than leasing properties Luby’s can generate better operating margins and greater cash flow returns which should result in greater shareholder value.  We firmly believe that the re-election of your directors is in the best interests of Luby’s and all of its shareholders, and we urge you to reject the Ramius nominees.  YOUR BOARD URGES YOU TO NOT SIGN ANY PROXY CARDS SENT TO YOU BY RAMIUS OR ITS AFFILIATES. IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY RAMIUS OR ITS AFFILIATES, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.  Please review the following Proxy Statement carefully. Please also review the enclosed Instruction Card accompanying the enclosed WHITE Proxy Card for specific voting instructions.

Thank you for your support.

Sincerely,

/s/ CHRISTOPHER J. PAPPAS
Christopher J. Pappas
President and Chief Executive Officer

LUBY'S, INC.
13111 Northwest Freeway, Suite 600
Houston, Texas  77040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
JANUARY 15, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Luby's, Inc., a Delaware corporation, will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas 77092, on Tuesday, January 15, 2008, at 11:00 a.m., Houston time, for the following purposes:

(1)	To elect four directors to serve until the 2011 Annual Meeting of Shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the 2008 fiscal year;

(3)	To act on the shareholder proposal described in this Proxy Statement; and

(4)	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has determined that shareholders of record at the close of business on December 26, 2007, will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be on file at Luby's corporate office at 13111 Northwest Freeway, Suite 600, Houston, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

Shareholders who do not expect to attend the meeting in person are urged to review the enclosed Instruction Card accompanying the enclosed WHITE proxy card for specific voting instructions and to choose the method they prefer for casting their votes.

Luby's has received a notice from Ramius Capital Group, L.L.C. and certain of its affiliates for the nomination of certain individuals to the Luby's Board of Directors at the Annual Meeting.  We do not believe this is in your best interest.  THE BOARD URGES YOU TO NOT SIGN ANY PROXY CARDS SENT TO YOU BY RAMIUS OR ITS AFFILIATES.  IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY RAMIUS OR ITS AFFILIATES, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

/s/ Peter Tropoli
Senior Vice President, Administration, General Counsel and Secretary

Dated: November 29, 2007

LUBY'S, INC.
13111 Northwest Freeway, Suite 600
Houston, Texas 77040

PROXY STATEMENT

_______________

This Proxy Statement and the accompanying WHITE proxy card are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors of Luby's, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, January 15, 2008, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying WHITE proxy card are first being mailed to shareholders on or about November 29, 2007.

VOTING PROCEDURES
Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Shares Outstanding, Voting Rights, and Quorum

Only holders of record of common stock of the Company at the close of business on December 26, 2007, will be entitled to vote at the meeting or at adjournments or postponements thereof. There were 28,404,497 shares of common stock outstanding as of November 27, 2007. Each share of common stock outstanding is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum at the meeting.

Methods of Voting

•	Shares Held in Shareholder's Name. If your shares are held in your name, you may vote by mail, via the Internet, or by telephone. You may also vote in person by attending the meeting.

•
Shares Held in "Street Name" Through a Bank or Broker.  If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

If your WHITE proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board of Directors (the "Board") of the Company.  The Board recommends a vote "FOR" the election of the four director nominees named in this Proxy Statement, "FOR" the ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the 2008 fiscal year, and "AGAINST" the shareholder proposal described in this Proxy Statement.

Revoking Your Proxy

•
Shares Held in Shareholder's Name.  If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the Company prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

•
Shares Held in "Street Name" Through a Bank or Broker.  If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Vote Required

A majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors at the Annual Meeting is required for the election of a director nominee.  Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting. Approval of all other matters requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.  In order to recommend that that the Board consider adoption of the shareholder proposal, an affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required.  Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. However, abstentions and broker nonvotes will not be included in determining the number of votes cast on any matter.

Other Business

The Board knows of no other matters that may be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies on the accompanying WHITE proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is the Company's policy that any proxy, ballot, or other voting material that identifies the particular shareholder’s vote and contains the shareholder's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareholder. Under the policy, the inspectors of election at any shareholder meeting will be independent parties unaffiliated with the Company.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

The following table sets forth information concerning the beneficial ownership of the Company's common stock, as of November 27, 2007, for (a) each director currently serving on the Board, (b) each nominee for election as a director at the Annual Meeting named in this Proxy Statement, (c) each of the officers named in the Summary Compensation Table not listed as a director, and (d) all directors and executive officers as a group. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or transfer and shares that the director or executive officer has the right to acquire within 60 days after November 27, 2007.

Name(1)	Shares Beneficially Owned	Percent of Common Stock
Judith B. Craven (2)	35,014	*
Arthur R. Emerson (3)	37,108	*
K. Scott Gray (4)	15,372	*
Jill Griffin (5)	15,981	*
J.S.B. Jenkins (6)	17,002	*
Frank Markantonis (7)	21,959	*
Joe C. McKinney (8)	18,933	*
Gasper Mir, III (9)	18,101	*
Christopher J. Pappas (10)	3,459,076	12.18%
Harris J. Pappas (11)	3,459,076	12.18%
Peter Tropoli (12)	23,769	*
Jim W. Woliver (13)	34,980	*
All directors and executive officers of the Company, as a group (12 persons) (14)	7,156,371	25.19%
____________________

* Represents beneficial ownership of less than one percent of the shares of the Company's common stock issued and outstanding on November 27, 2007.

(1)
Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of the Company's common stock when the nonemployee director ceases to be a director of the Company due to resignation, retirement, death, disability, removal, or any other circumstance. The shares of common stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the common stock within 60 days if his or her directorship terminated.  Under the Company's Nonemployee Director Stock Plan, restricted stock awards may become unrestricted when a nonemployee director ceases to be a director of the Company.  Unless otherwise specified, the mailing address of each person named in the table is 13111 Northwest Freeway, Suite 600, Houston, Texas  77040.

(2)
The shares shown for Dr. Craven include 1,500 shares held for her benefit in a custodial account, 18,666 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,469 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 3,379 shares of restricted stock.

(3)
The shares shown for Mr. Emerson include 3,237 shares held jointly with his wife in a custodial account, 18,666 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,826 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 3,379 shares of restricted stock.

(4)
The shares shown for Mr. Gray include 4,020 shares held for his benefit in a custodial account, 6,960 shares which he has the right to acquire within 60 days under Luby's Incentive Stock Plan and 4,392 shares of restricted stock.

(5)	The shares shown for Ms. Griffin include 8,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan and 7,981 shares of restricted stock.

(6)	The shares shown for Mr. Jenkins include 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan and 9,002 shares of restricted stock.

(7)
The shares shown for Mr. Markantonis include 100 shares held for his benefit in a custodial account, 10,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 3,878 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 7,981 shares of restricted stock.

(8)	The shares shown for Mr. McKinney include 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan and 10,933 shares of restricted stock.

(9)
The shares shown for Mr. Mir include 10,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 2,452 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan and 5,649 shares of restricted stock.

(10)
The shares shown for Christopher J. Pappas include 3,404,803 shares held for his benefit in a custodial account and 54,273 shares which he has the right to acquire within 60 days pursuant to stock options granted under the Luby's Incentive Stock Plan.

(11)
The shares shown for Harris J. Pappas include 3,404,803 shares held for his benefit in a custodial account and 54,273 shares which he has the right to acquire within 60 days pursuant to stock options granted under the Luby's Incentive Stock Plan.

(12)
The shares shown for Mr. Tropoli include 3,300 shares held for his benefit in a custodial account, 14,915 shares which he has the right to acquire within 60 days under Luby's Incentive Stock Plan and 5,554 shares of restricted stock.

(13)
The shares shown for Mr. Woliver include 19,601 shares held in a custodial account for the benefit of Mr. Woliver and his wife, 12,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 3,379 shares of restricted stock.

(14)
The shares shown for all directors and executive officers as a group include 6,841,364 shares held in custodial accounts, 223,753 shares which they have the right to acquire within 60 days under the Company's various benefit plans, 61,629 shares of restricted stock, and 29,625 shares of phantom stock held by nonemployee directors under the Nonemployee Director Phantom Stock Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to the beneficial ownership of the Company's common stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company's common stock as of November 27, 2007 and, unless otherwise indicated, is based on disclosures made by the beneficial owners in SEC filings under Section 13 of the Exchange Act:

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Common Stock
Christopher J. Pappas (2)	3,459,076	12.18%
13939 Northwest Freeway
Houston, Texas 77040

Harris J. Pappas (3)	3,459,076	12.18%
13939 Northwest Freeway
Houston, Texas 77040

Ramius Capital Group, L.L.C. (4)	1,864,500	6.56%
and related companies and individuals
666 Third Avenue, 26th Floor
New York, New York 10017

Dimensional Fund Advisors, LP (5)	1,700,519	5.99%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401

Deutsche Bank Aktiengesellschaft (6)	1,425,750	5.02%
Taunusanlage 12
D-60325 Frankfurt am Main
Federal Republic of Germany
____________________

(1)
Except as indicated in these notes and subject to applicable community property laws, each personnamed in the table owns directly the number of shares indicated and has the sole power to vote and todispose of such shares.

(2)
The shares shown for Christopher J. Pappas include 3,404,803 shares held for his benefit in a custodial account and 54,273 shares which he has the right to acquire within 60 days pursuant to stock options granted under the Luby's Incentive Stock Plan.

(3)
The shares shown for Harris J. Pappas include 3,404,803 shares held for his benefit in a custodial account and 54,273 shares which he has the right to acquire within 60 days pursuant to stock options granted under the Luby's Incentive Stock Plan.

(4)
Information based solely on Amendment No. 2 to Schedule 13D/A dated November 5, 2007 and filed on November 6, 2007 with the Securities and Exchange Commission jointly by Ramius Capital Group, L.L.C., Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., RCG Enterprise, Ltd., RCG Starboard Advisors, LLC, C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Stephen Farrar, William J. Fox, Brion G. Grube, Matthew Q. Pannek, Jeffrey C. Smith and Gavin Molinelli.  The Schedule 13D/A indicates that at November 5, 2007: (a) Parche, LLC was the beneficial owner with sole dispositive power of 298,320 shares and reported sole voting as to 298,320 shares; (b) Starboard Value and Opportunity Master Fund Ltd. was the beneficial owner with sole dispositive power of 1,566,180 shares and reported sole voting as to 1,566,180 shares; (c) RCG Enterprise Ltd. was the beneficial owner with sole dispositive power of 298,320 shares and reported sole voting as to 298,320 shares; (d) RCG Starboard Advisors, LLC may be deemed to be the beneficial owner with sole dispositive power of 1,864,500 shares and may be deemed to have sole voting as to 1,864,500 shares; (e) Ramius Capital Group, L.L.C. may be deemed to be the beneficial owner with sole dispositive power of 1,864,500 shares and may be deemed to have sole voting as to 1,864,500 shares; (f) C4S & Co., L.L.C. may be deemed to be the beneficial owner with sole dispositive power of 1,864,500 shares and may be deemed to have sole voting as to 1,864,500 shares; (g) each of Messrs. Cohen, Stark, Strauss and Solomon may be deemed to be the beneficial owner with shared dispositive power of 1,864,500 shares and may be deemed to have shared voting as to 1,864,500 shares; and (h) each of Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli may be deemed to be the beneficial owner with shared dispositive power of 1,864,500 shares and may be deemed to have shared voting power as to 1,864,500 shares.

(5)
Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2007 on Form 13F dated October 23, 2007 and filed on October 25, 2007 with the Securities and Exchange Commission by Dimensional Fund Advisors LP.

(6)
Information based solely on Report for the Calendar Year or Quarter Ended September 28, 2007 on Form 13F –HR/A dated November 15, 2007 and filed on November 15, 2007 with the Securities and Exchange Commission by Deutsche Bank Aktiengesellschaft.

ELECTION OF DIRECTORS (Item 1)

The shareholders elect approximately one-third of the members of the Board of Directors annually. The Board is divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. Currently, the Board consists of ten members, four whose terms expire at the 2008 Annual Meeting, three whose terms expire at the 2009 annual meeting of shareholders, and three whose terms expire at the 2010 annual meeting of shareholders.

The terms of Judith B. Craven, Arthur R. Emerson, Frank Markantonis, and Gasper Mir, III will expire at the Annual Meeting. The Board nominates Judith B. Craven, Arthur R. Emerson, Frank Markantonis, and Gasper Mir, III for election as directors to serve until the 2011 annual meeting of shareholders or until their successors are elected and qualified. The Board recommends a vote "FOR" all such nominees.

All such nominees named above have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.

THE COMPANY HAS RECEIVED A NOTICE FROM RAMIUS CAPITAL GROUP, L.L.C. AND CERTAIN OF ITS AFFILIATES THAT RAMIUS INTENDS TO SOLICIT PROXIES FOR AND NOMINATE AT THE ANNUAL MEETING ITS OWN SLATE OF FOUR NOMINEES FOR ELECTION AS DIRECTORS.  YOUR BOARD DOES NOT BELIEVE THIS IS IN YOUR BEST INTEREST.  THE BOARD URGES YOU NOT TO VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY RAMIUS OR ITS AFFILIATES AND TO EXECUTE AND RETURN THE ENCLOSED WHITE PROXY CARD VOTING FOR THE NOMINEES SET FORTH BELOW.

There are no family relationships, of first cousins or closer, among our directors and executive officers, by blood, marriage or adoption, except that Christopher J. Pappas and Harris J. Pappas are brothers and Frank Markantonis is the stepfather of Peter Tropoli, the Company’s Senior Vice President, Administration, General Counsel and Secretary.

The following information is furnished with respect to each of the nominees of the Board and for each of the directors whose terms will continue after the Annual Meeting.

Nominees for Election to Terms Expiring in 2011

JUDITH B. CRAVEN, M.D., M.P.H., 62, is the retired President of the United Way of the Texas Gulf Coast (from 1992 until 1998). She is licensed to practice medicine and has a distinguished career in public health.  She served as Dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston from 1983 until 1992 and Vice President of Multicultural Affairs for the University of Texas Health Science Center from 1987 until 1992. She also served as Director of Public Health for the City of Houston from 1980 until 1983, which included responsibility for the regulation of all foodservice establishments in the City. Dr. Craven has been an independent director of the Company since January 1998 and is Vice Chair of the Board of Directors, Chair of the Personnel and Administrative Policy Committee, Vice-Chair of the Executive Compensation Committee and the Executive Committee, and a member of the Nominating and Corporate Governance Committee.  She is also a director of Belo Corp.; SYSCO Corporation; Sun America Fund; Valic Corp.; and the Houston Convention Center Hotel Board of Directors. She is a former member of the Board of Regents of the University of Texas at Austin.

ARTHUR ROJAS EMERSON, 62, has been Chairman and Chief Executive Officer of GRE Creative Communications, a full-service, bilingual marketing and public relations firm, which includes Hispanic-targeted marketing, since June 2000. Mr. Emerson’s experience includes conducting foodservice television marketing campaigns. From 1994 until 2000, he was Vice President and General Manager of the Texas stations of the Telemundo television network.  He served as Chairman of the San Antonio Hispanic Chamber of Commerce in 1994.  In 1995, he served as Chairman of CPS Energy.  He served as Chairman of the San Antonio Port Authority from 2001-2007.  He served on the Board of the San Antonio Branch of the Dallas Federal Reserve Board from 1998 to 2004.  He served as Chairman of the Greater San Antonio Chamber of Commerce in 1999.  Mr. Emerson has been an independent director of the Company since January 1998 and is a member of the Finance and Audit Committee. He is currently Chairman of the Texas Aerospace Committee.  Mr. Emerson is also currently a director of USAA Federal Savings Bank, Chairman of its Credit Committee, where he serves on its Finance and Audit Committee, and is former Chairman of its Trust Committee.

FRANK MARKANTONIS, 59, is an attorney with over thirty years of legal experience representing clients in the restaurant industry, with a concentration in real estate development, litigation defense, insurance procurement and coverage, immigration and employment law. For the last fifteen years he has served as General Counsel of Pappas Restaurants, Inc. He is a graduate of the University of Texas at Austin (1970) and the University of Houston Law Center (1973). Mr. Markantonis is admitted to practice in the following jurisdictions and before the following courts: The United States Supreme Court, District of Columbia Court of Appeals, United States Court of Appeals for the Fifth Circuit, The United States District Court for the Southern District of Texas, and the State of Texas. Mr. Markantonis is a member of the State Bar of Texas, District of Columbia Bar, and is a Fellow in the Houston Bar Association.  He has been a director of the Company since January 2002 and is a member of the Personnel and Administrative Policy Committee.

GASPER MIR, III, 61, is a Certified Public Accountant and is principal owner of the public accounting and professional services firm Mir•Fox & Rodriguez, P.C., which he founded in 1988. His work there has included financial audit and accounting services for clients in the retail industry.  He is currently on a leave of absence from that firm and will return at the beginning of calendar year 2008.  Mr. Mir currently serves as Executive General Manager of Strategic Partnerships for the Houston Independent School District continuing until the end of calendar year 2007. From 1969 until 1987, he worked at KPMG, an international accounting and professional services firm, serving as a partner of the firm from 1978 until 1987.  Mr. Mir has been a director of the Company since January 2002 and is Chairman of the Board of Directors, Chairman of the Executive Committee and the Nominating and Corporate Governance Committee, and a member of the Finance and Audit Committee.  As Chairman, he presides over all Board meetings, as well as executive sessions and meetings of the independent directors, and he acts as an intermediary between the Board and Luby’s Management.  Mr. Mir is also a director of the Memorial Hermann Hospital System; the Greater Houston Community Foundation; the Sam Houston Council of Boy Scouts; the Advisory Board of the University of Houston-Downtown School of Business; and the Houston Region Advisory Board of JPMorgan Chase Bank of Texas.

Incumbents Whose Terms Expire in 2010

JILL GRIFFIN, 53, is an internationally-recognized expert on customer loyalty. Her best-selling book, Customer Loyalty: How To Earn It, How To Keep It, has been published in six languages and was named to Harvard Business School’s “Working Knowledge” list.  She is a principal of the Griffin Group, founded by her in 1988, which specializes in customer loyalty research, customer relationship program development, and management training.  Ms. Griffin has been an independent director of the Company since January 2003 and is Vice-Chair of the Personnel and Administrative Policy Committee and a member of the Executive Compensation Committee.  From 1985 to 1987, she was national director of sales and marketing at AmeriSuites Hotels. From 1979 to 1985, Ms. Griffin served as senior brand manager for RJR's largest brand.  Ms. Griffin is a Magna Cum Laude graduate and Distinguished Alumna recipient of the University of South Carolina Moore School of Business from which she holds her Master of Business Administration. She has also served on the marketing faculty at the University of Texas McCombs School of Business, where she serves as a guest lecturer.

CHRISTOPHER J. PAPPAS, 60, has been President and Chief Executive Officer and a director of the Company since March 2001. Mr. Pappas is a member of the Executive Committee. He also has been Chief Executive Officer of Pappas Restaurants, Inc. since 1980. Mr. Pappas graduated from the University of Texas with a Bachelor of Science in Mechanical Engineering. He sits on the advisory board of Amegy Bank N.A. (formerly Southwest Bank of Texas N.A.), and previously served as a director on its board. Mr. Pappas is also a director of the National Restaurant Association; the University of Houston Conrad Hilton School of Hotel and Restaurant Management Dean's Advisory Board; the Greater Houston Partnership Board; and the Sam Houston Council of Boy Scouts of America Board.

JIM W. WOLIVER, 70, spent his career in cafeteria and foodservice management. Mr. Woliver worked alongside the founders of the Company, including Robert Luby, and gained a vast knowledge of the Company’s operations. Mr. Woliver started with the Company as a management trainee in 1964. He served as restaurant General Manager from 1973 to 1983, Area Vice President from 1983 to 1988, Vice President of Operations from 1988 to 1994, and Senior Vice President of Operations from 1994 until his retirement in 1997. Mr. Woliver is an independent director, has served on the Board since January 2001 and is a member of the Personnel and Administrative Policy Committee and the Executive Compensation Committee.

Incumbents Whose Terms Expire in 2009

J.S.B. JENKINS, 64, has been President, Chief Executive Officer, and a Director of Tandy Brands Accessories, Inc., a designer, manufacturer and marketer of fashion accessories, since November 1990.  Previously, he served in several executive capacities within that company, including President of Tex Tan Welhausen Co., a division of Tandy Brands, Inc.  He has also served as the Executive Vice President of the Bombay Company, Inc., a designer and marketer of home accessories and furniture.  Mr. Jenkins has been an independent director of the Company since January 2003 and is Chairman of the Executive Compensation Committee, Vice-Chairman of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee. He also currently serves on the Boards of Directors for Hardware Resources and for the Southwest (Northern) Advisory Board of Liberty Mutual Insurance Company.  He is a member of the Texas A&M University College of Business Administration/Graduate School of Business Development Council, the Texas A&M University President's Council, and the Advisory Board of Directors for the Texas A&M University 12th Man Foundation.

JOE C. McKINNEY, 61, has been Vice-Chairman of Broadway National Bank, a locally owned and operated San Antonio-based bank, since October 2002. He formerly served as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio in commercial banking from November 1987 until his retirement in March 2002.  Mr. McKinney   graduated from Harvard University in 1969 with a Bachelor of Arts in Economics, and he graduated from the Wharton School of the University of Pennsylvania in 1973 with a Master of Business Administration in Finance. Mr. McKinney has been an independent director of the Company since January 2003 and is Chairman of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee.  He is a director of Broadway National Bank; Broadway Bancshares, Inc.; Columbia Industries; USAA Real Estate Company; U.S. Industrial REIT II (USAA); and Cobalt Industrial REIT I & II (USAA). He was a director of Prodigy Communications Corporation from January 2001 to November 2001, when the company was sold to SBC Communications, Inc., and served on its Special Shareholder Committee and Audit and Compensation Committee.

HARRIS J. PAPPAS, 63, has been Chief Operating Officer and a director of the Company since March 2001.  He is a member of the Executive Committee and the Personnel and Administrative Policy Committee.  Mr. Pappas graduated from Texas A&M University with a Bachelor of Business Administration in Finance and Accounting. Mr. Pappas also has been President of Pappas Restaurants, Inc. since 1980.  He is a director of Oceaneering International, Inc. and an advisory director of the Boys and Girls Clubs of Greater Houston.  Mr. Pappas is also an advisory trustee of Schreiner University and an advisory board member of Frost National Bank-Houston.  He served as an advisory director of Memorial Hermann Affiliated Services from 2002 to 2004, and as a Corporate Member of Memorial Healthcare System from October 2004 to October 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 2)

The Board of Directors of the Company has appointed the firm of Grant Thornton LLP to audit the accounts of the Company for the 2008 fiscal year. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Ratification of the appointment of the independent registered public accounting firm is not a matter which is required to be submitted to a vote of shareholders, but the Board considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder ratification should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval.

Change in Independent Registered Public Accounting Firm

On November 17, 2006, the Finance and Audit Committee dismissed Ernst & Young LLP, the Company’s current independent registered public accounting firm, and appointed Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ended August 29, 2007.

Ernst & Young LLP reported on the Company’s financial statements for the years ended August 30, 2006 and August 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended August 30, 2006 and August 31, 2005, and the subsequent interim periods through the date of dismissal, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference in its reports on the Company’s financial statements for such years.  During the fiscal years ended August 30, 2006 and August 31, 2005, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses identified as of November 17, 2004 and February 9, 2005, reported by management in Item 4 of its quarterly reports on Form 10-Q/A and 10-Q both filed on March 29, 2005.  The reports indicate that the Company did not maintain effective internal control over financial reporting as of November 17, 2004 and February 9, 2005 due to the Company’s determination, like many other retail and restaurant companies, that its historical methods of accounting for scheduled rent increases, and of determining lives used in the calculation of depreciation of leasehold improvements for certain leased properties, were not in accordance with U.S. Generally Accepted Accounting Principles.  As a result, the Company restated its previously issued fiscal 2005 first quarter Form 10-Q and previously issued audited consolidated financial statements for fiscal years 2004, 2003 and 2002.

Ernst & Young LLP was asked to furnish the Finance and Audit Committee a letter, addressed to the Securities and Exchange Commission, stating whether it agrees with the above statements.  A copy of that letter, dated November 22, 2006, is filed as Exhibit 16.1 to the Company's Current Report on Form 8-K dated November 17, 2006.

Fees Paid to the Independent Registered Public Accounting Firm

The table below shows aggregate fees for professional services rendered for the Company by the Company’s independent registered public accounting firm Grant Thornton LLP for the fiscal year ended August 29, 2007 and by the Company’s previous independent registered public accounting firm Ernst & Young LLP for the fiscal year ended August 30, 2006:

	2007	2006
	(in thousands)
Audit Fees	$ 480	$ 469
Audit-Related Fees	-	-
Tax Fees	8	-
All Other Fees	-	21
Total	$ 488	$ 490

Audit Fees for the fiscal years ended August 29, 2007 and August 30, 2006 consisted of fees associated with the audit of the Company’s consolidated financial statements and internal control over financial reporting included in the Company’s Annual Report on Form 10-K and reviews of its interim financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees. The Company did not incur any Audit-Related Fees for the fiscal years ended August 29, 2007 and August 30, 2006.

Tax Fees for the fiscal year ended August 29, 2007 were for services related to the review of the Company's federal income tax returns.

All Other Fees for the fiscal year ended August 30, 2006 were for services related to the Company's additional filings with the Securities and Exchange Commission during these years.

The Finance and Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Grant Thornton LLP's independence.

Preapproval Policies and Procedures

All auditing services and nonaudit services provided by Grant Thornton LLP must be preapproved by the Finance and Audit Committee.  Generally, this approval occurs each year at the August meeting of the Finance and Audit Committee for the subsequent fiscal year and as necessary during the year for unforeseen requests.  The nonaudit services specified in Section 10A(g) of the Securities Exchange Act of 1934 may not be, and are not, provided by Grant Thornton LLP.  Grant Thornton LLP provides a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Grant Thornton LLP year-to-date and an estimate for the fiscal year.  The Chair of the Finance and Audit Committee reviews the Grant Thornton LLP fees at each Finance and Audit Committee meeting.  The Finance and Audit Committee periodically reviews such fees with the full Board of Directors.  During fiscal years 2006 and 2007, no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

SHAREHOLDER PROPOSAL (Item 3)

The proponent of the following shareholder proposal has notified the Company that he intends to cause the proposal set out below to be presented at the Annual Meeting. If the proponent, or a representative of the proponent who is qualified under state law, is present and submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with federal securities regulations, we have included the proposal and its supporting statement exactly as submitted by the proponent. We are not responsible for the truthfulness or accuracy of any of the material provided by the proponent. The following proposal contains assertions that, in the judgment of the Board, are incorrect and in many cases are based solely on opinion and are not supported by fact. The Board has recommended a vote "AGAINST" the proposal for the reasons set forth following the proponent's proposal. Shareholders may promptly receive the proponent’s name, address, and number of voting securities owned by making an oral or written request to the Company.

Proponent's Proposal
"RESOLVED:  That the stockholders of Luby’s, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent elections shall also be on an annual basis.”
REASONS
Our directors should come out of the dark ages of corporate governance and have the courage to stay current with changing standards by submitting their declassification to a binding vote.
Shareholders Beware------Last year we saw directors apply their stock option related, increased voting power to further entrench themselves by defending a system of staggered terms in office. Conversely, Luby’s shareholders voted to declassify the board in 2001, 2003, 2004, 2005, and 2006.  Unfortunately, our directors have routinely dismissed the majority vote of shareholders cast for this proposal, yet they continue to welcome and accept a vote from most of the same shareholders for their election to office. These shareholders have affirmed the proponent’s belief that classification of the board of directors is not in the best interest of Luby’s, Inc. because it makes a board less accountable when all directors do not stand for election each year.  The annual election of directors fosters board independence, a crucial element of good governance.
THE CURRENT TREND IS AWAY FROM STAGGERED BOARDS as evidenced by a majority of all S&P 500 companies now electing their entire board annually.
Our board continues to ignore this trend and five past majority votes supporting similar proposals.
•  Consider the Boards arguments in opposition to this proposal---Luby’s 80% super majority rule, and the claim of significant benefit to shareholders, while 59.08% of shareholders casting votes (in 2006) disagreed with the Board’s defense of a staggered system.
•  Consider, In light of current trends reflecting better corporate governance, the Board’s defense of a classified system approved fifteen years ago in 1991.  Do not tell shareholders what was adopted in 1991.  That was light years away and the board’s own statement serves to illustrate how out of sync they are with the today’s modern methods being applied to govern corporations.
If you are tired of the same old stale rhetoric in opposition to this proposal and the Board’s lack of courage to submit a binding proposal to shareholders, please vote YES for this initiative submitted by Harold Mathis with an address of P.O. Box 1209, Richmond, Texas 77046-1209, to elect each director annually.
STOP DIRECTOR ENTRENCHMENT, PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.

Board's Statement Opposing the Proposal

The Board does not believe that declassifying the board is in the best interest of shareholders. This proposal was considered at last year's annual meeting where it failed to receive the support of a majority of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board currently maintains the following standing committees: Finance and Audit, Nominating and Corporate Governance, Personnel and Administrative Policy, Executive Compensation, and Executive. All committees meet as necessary to fulfill their responsibilities. The Board has directed each committee to consider matters within its areas of responsibility and to make recommendations to the full Board for action on these matters. Only the Executive Committee is empowered to act on behalf of the Board, and the specific powers of that committee may be exercised only in extraordinary circumstances. The Board of Directors held seven regular meetings and three special meetings during the fiscal year ended August 29, 2007. Each director attended more than 90% of the aggregate of all meetings of the Board and the committees of the Board on which he or she served during the last fiscal year.

Finance and Audit Committee

The Finance and Audit Committee is a standing audit committee established to oversee the Company's accounting and financial reporting processes and the audit of the Company's financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring (1) the integrity of the financial statements of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of the Company's internal audit function and its independent registered public accounting firm. Management is responsible for preparing the financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. The Finance and Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company's independent registered public accounting firm and the preparation of the Finance and Audit Committee Report below. A copy of the current Finance and Audit Committee Charter adopted by the Board is available in print to any shareholder upon request and on the Company's website at www.lubys.com. All members of the Finance and Audit Committee are independent directors as described below. The Finance and Audit Committee met nine times during the last fiscal year.

The Board determined that Gasper Mir, III and Joe C. McKinney are "audit committee financial experts" as defined in rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

At least quarterly, Committee members have the opportunity to meet privately with representatives of the Company's independent registered public accounting firm and with the Company's Director of Internal Audit.

The members of the Finance and Audit Committee are: Joe C. McKinney (Chair); J.S.B. Jenkins (Vice-Chair); Arthur R. Emerson; and Gasper Mir, III.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; and (3) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion.  A copy of the current Nominating and Corporate Governance Committee Charter is available in print to any shareholder upon request and on the Company's website at www.lubys.com. All members of the Nominating and Corporate Governance Committee are independent directors as described below. The Nominating and Corporate Governance Committee met two times during the last fiscal year.

The members of the Nominating and Corporate Governance Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); J.S.B. Jenkins; and Joe C. McKinney.

Personnel and Administrative Policy Committee

The primary functions of the Personnel and Administrative Policy Committee are to monitor and evaluate the policies and practices of (1) human resource management and administration; (2) management development;    (3) non-executive officer compensation and benefits (other than Board and executive compensation); (4) retirement/savings and investment plan administration; (5) marketing and public relations strategies; (6) safety and security policies; and (7) investor relations and communications on matters other than financial reporting. The Personnel and Administrative Policy Committee met three times during the last fiscal year.

      The members of the Personnel and Administrative Policy Committee are: Judith B. Craven (Chair); Jill Griffin (Vice-Chair); Frank Markantonis; Harris J. Pappas; and Jim W. Woliver.

None of the members of the Committee is an officer or employee, or a former officer or employee of the Company, except Messrs. Woliver and Pappas. Mr. Woliver retired as an officer and employee of the Company in 1997 and Mr. Pappas is currently Chief Operating Officer of the Company.

Executive Compensation Committee

The primary functions of the Executive Compensation Committee are (1) to discharge the Board's responsibilities relating to compensation of the Company's executives and (2) to communicate to shareholders the Company's executive compensation policies and the reasoning behind such policies. The Executive Compensation Committee may delegate its responsibilities to a subcommittee consisting of one or more of its members. The Executive Compensation Committee Charter is available in print to any shareholder upon request and on the Company's website at www.lubys.com. All members of the Executive Compensation Committee are independent directors as described below. The Executive Compensation Committee met three times during the last fiscal year.

For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Executive Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 24 and for the report of the Executive Compensation Committee concerning the Compensation Discussion and Analysis, see “Executive Compensation Committee Report” on page 27.

The members of the Executive Compensation Committee are: J.S.B. Jenkins (Chair); Judith B. Craven (Vice-Chair); Jill Griffin; and Jim W. Woliver.

Compensation Committee Interlocks.  During the fiscal year ended August 29, 2007, none of the Company's executive officers served on the board of directors of any entities whose directors or officers served on the Company's Executive Compensation Committee.  With the exception of Mr. Woliver, who was an officer of the Company from 1984 to 1997, no current or past officer serves on the Company's Executive Compensation Committee.

Executive Committee

The primary functions of this Committee are (1) to facilitate action by the Board between meetings of the Board; and (2) to develop and periodically review the Company's Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices. The Executive Committee did not meet during the last fiscal year.

The members of the Executive Committee are: Gasper Mir, III (Chair); Judith B. Craven (Vice-Chair); Joe C. McKinney; J.S.B. Jenkins; Christopher J. Pappas; and Harris J. Pappas.

NOMINATIONS FOR DIRECTOR
Qualifications and Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Committee may retain a third-party search firm to assist it in identifying candidates.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  The initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee's background and experience and report its findings to the Committee.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, including:

●       a candidate's expertise and experience;
  ●       independence (as defined by applicable New York Stock Exchange and Securities and Exchange Commission rules);
  ●       financial literacy and understanding of business strategy, business environment, corporate governance, and board operation knowledge;
  ●       commitment to the Company's core values;
●       skills, expertise, independence of mind, and integrity;
●       relationships with the Company;
●       service on the boards of directors of other companies;
●       openness, ability to work as part of a team and willingness to commit the required time; and
●       familiarity with the Company and its industry.

The Nominating and Corporate Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, and the need for Finance and Audit Committee expertise.

In connection with its evaluation, the Committee determines whether to interview the prospective nominee; in addition, if warranted, one or more members of the Committee, and others as appropriate, may interview prospective nominees in person.  After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Company did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election at the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES

The Company maintains Corporate Governance Guidelines evidencing the views of the Company on such matters as the role and responsibilities of the Board, composition of the Board, Board leadership, functioning of the Board, functioning of committees of the Board, and other matters.  These guidelines are reviewed annually and modified when deemed appropriate by the Board. The current version of the Company's Corporate Governance Guidelines are available in print to any shareholder upon request and can be found on the Company's website at http://www.lubys.com/06aboutusGovernance.asp.

Director Independence

The Board has evaluated the independence of the members of the Board under the Luby's Director Independence Test.  In conducting this evaluation, the Board considered transactions and relationships between each director or his or her immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director is independent.  Based upon that evaluation, the Board determined that the following directors have no material relationship with us and, thus, are independent:

Judith B. Craven
Arthur R. Emerson
Jill Griffin
J.S.B. Jenkins
Joe C. McKinney
Gasper Mir, III
Jim W. Woliver

The Board also has determined that each member of the Finance and Audit Committee, the Nominating and Corporate Governance Committee, and the Executive Compensation Committee meets the independence requirements applicable to those committees prescribed by the New York Stock Exchange, the Securities and Exchange Commission and the Internal Revenue Service. The Luby’s Director Independence Test is available in print to any shareholder upon request and on the Company’s website at www.lubys.com.

Executive Session Meetings of Non-Management Directors

Non-management directors regularly meet in executive sessions, without the presence of management directors or executive officers of Luby’s.

Presiding Director

The Chairman of the Board of Directors currently presides over the executive sessions of non-management directors.  If the offices of Chief Executive Officer and Chairman are not separate or, for any other reason, the Chairman is not independent, the independent directors will elect one of the independent directors to preside over the executive sessions of non-management directors.

Board Member Meeting Attendance

Directors are expected to attend Board meetings and meetings of the Committees on which they serve, to spend the time needed, and to meet as frequently as necessary to properly discharge their responsibilities.    During the fiscal year ended August 29, 2007, the Board of Directors held ten meetings.  Each Director attended at least 90% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. Nine of the Company’s ten Directors attended the 2007 Annual Meeting of Shareholders, and the Company expects that all continuing members of the Board will be present at the Annual Meeting.

Code of Conduct and Ethics for All Directors, Officers, and Employees

The Board has adopted a Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees. The intent of the Policy Guide on Standards of Conduct and Ethics is to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. Waivers of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers in print to any shareholder upon request and on the Company's website at www.lubys.com.

Copies of the Policy Guide on Standards of Conduct and Ethics are available in print to shareholders upon request or on the Company's website at www.lubys.com.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Board has adopted a Supplemental Standards of Conduct and Ethics that apply to the Company's Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers ("Senior Officers' Code"). The Senior Officers' Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with governmental laws, rules, and regulations;
•	the prompt internal reporting to an appropriate person or persons identified in the Senior Officers' Code of violations of the Senior Officers' Code; and
•	accountability for adherence to the Senior Officers' Code.

Waivers of the Senior Officers' Code for the Chief Executive Officer, Chief Financial Officer, and the Controller are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers' Code granted to the Chief Executive Officer, Chief Financial Officer, or the Controller on the Company's website at www.lubys.com and in print to any shareholder upon request.

Copies of the Senior Officers' Code are available in print to shareholders upon request or on the Company's website at www.lubys.com.

Receipt and Retention of Complaints Regarding Accounting and Auditing Matters

To facilitate the reporting of questionable accounting, internal accounting controls or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline are reported to the Chairman of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline relating to questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Board is notified of these reports at every quarterly Board meeting, or sooner if necessary.

Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chairman, Finance and Audit Committee, Luby's, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas  77040.

Nonretaliation for Reporting

The Company's policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

Shareholder Communications to the Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board, the non-management directors as a group or the Board itself regarding the Company may do so by writing to the Chairman of the Board, in care of the Corporate Secretary at Luby's, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.  Instructions on how to communicate with the Board are also available on the Company’s Investor Relations website, which can be reached through a link at http://www.lubys.com/06aboutusinvestor.asp.

The Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board.  Under that process, the Company’s Corporate Secretary reviews all such correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the Board’s attention.  Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures that the Finance and Audit Committee has established with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons beneficially owning more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the fiscal year ended August 29, 2007, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board of Directors since July 23, 2002. The Board has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.

The Company obtains certain services from entities owned or controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, Chief Operating Officer of the Company (the “Pappas Entities”), pursuant to the terms of a Master Sales Agreement dated July 23, 2002 and renewed on December 6, 2005. The types of services periodically provided to the Company by these entities are the supply of goods and other services necessary for the operation of the Company. These goods and services may include the specialized equipment fabrication and basic equipment maintenance of kitchen equipment, such as stainless steel stoves, shelving, rolling carts, and chef tables. During the 2007 fiscal year, the Pappas Entities provided goods to the Company under the Master Sales Agreement in the amount of approximately $261,000. Consistent with past practices, the Finance and Audit Committee reviewed on a quarterly basis all applicable amounts related to the Master Sales Agreement.  That committee consists entirely of independent directors.

The Company anticipates that payments to the Pappas Entities under the Master Sales Agreement during the current fiscal year will be primarily for goods purchased pursuant to the terms of the Master Sales Agreement. In the opinion of the Finance and Audit Committee, the fees paid by the Company for such goods and/or services are primarily at or below what the Company would pay for comparable goods and/or services (if available) from a party unaffiliated with the Company.

The Company leases real property from the Pappas Entities under a separate agreement, dated September 28, 2001 and amended as of May 20, 2003, for use as the Company's service center. The Company paid approximately $81,600 under this lease arrangement in fiscal 2007. From August 30, 2007 through November 8, 2007, the Company incurred lease costs for the service center in the amount of $13,600. The Company has contracted to pay $6,800 per month in rent under the lease agreement to the Pappas Entities during the current fiscal year. The Company is obligated under the lease agreement to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities.  The current term of this lease is month-to-month.

The Company previously leased a location from an unrelated third party. That location is used to house increased equipment inventories resulting from prior store closures. The Company considered it more prudent to lease this location rather than to pursue purchasing a storage facility, as its strategy at the time was to focus its capital expenditures on its operating restaurants. In a separate transaction, the third-party property owner sold the location to the Pappas Entities during the fourth quarter of fiscal 2003, with the Pappas Entities becoming the Company's landlord for that location effective August 1, 2003. The storage site complements the Company's Houston service center with approximately 27,000 square feet of warehouse space. The Company paid approximately $66,708 under this lease arrangement in fiscal 2007.  From August 30, 2007 through November 8, 2007, the Company incurred lease costs for the storage site of approximately $11,118. The Company has contracted to pay $5,559 per month in rent pursuant to this lease agreement to the Pappas Entities during the current fiscal year. The Company is obligated under the lease agreement to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities.  The current term of this lease is month-to-month.

In the third quarter of fiscal 2004, Messrs. Pappas became partners in a limited partnership which purchased a retail strip center in Houston, Texas.  Messrs. Pappas collectively own a 50% limited partner interest and a 50% general partner interest in the limited partnership. A third party company manages the center.  One of the Company's restaurants has rented approximately 7% of the space in that center since July 1969. No changes were made to the Company's lease terms as a result of the transfer of ownership of the center to the new partnership. The Company made payments of $259,846 during the fiscal year ended August 29, 2007, and $43,896 from August 30, 2007 to November 8, 2007 under the lease agreement.  On November 22, 2006, the Company executed a new lease agreement with respect to this property. The new lease agreement provides for a primary term, beginning in 2008, of approximately 12 years with two subsequent five-year options, and gives the landlord an option to buy out the tenant on or after the calendar year 2015 by paying the then unamortized cost of improvements to the tenant. The Company will owe, under the lease, $16.65 per square foot plus maintenance, taxes, and insurance for the calendar year 2008. Thereafter, the lease provides for reasonable increases in rent at set intervals. The new lease was approved by the Finance and Audit Committee.

Policies and Procedures Regarding Related Person Transactions

The Board has adopted a written Related Person Transaction Approval Policy, which requires the Finance and Audit Committee to review each related person transaction (as defined below) and determine whether it will approve or ratify that transaction.

For purposes of the policy, a "related person transaction" is any transaction, arrangement or relationship where the Company is a participant, the Related Person (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Person” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company's voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest. Certain specified transactions are deemed preapproved by Finance and Audit Committee.

In determining whether a related person transaction will be approved or ratified, the Finance and Audit Committee may consider factors such as (a) the extent of the Related Person's interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Persons; (d) the benefit to the Company; and (e) the aggregate value of the transaction.

EXECUTIVE OFFICERS

Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until his successor is duly elected and qualified:

Name	Served as Officer Since	Positions with Company and Principal Occupation Last Five Years	Age
Christopher J. Pappas	2001	President and CEO (since March	60
		2001), CEO of Pappas Restaurants,
		Inc.
Harris J. Pappas	2001	Chief Operating Officer (since March	63
		2001), President of Pappas
		Restaurants, Inc.
K. Scott Gray	2007	Senior Vice President and CFO (since April 2007), Vice President of Finance (October 2005 to April 2007), Director of Planning (May 2002 to October 2005) and Director of Internal Audit (July 2001 to May 2002), Pappas Restaurants (July 1996 to October 2005).	38
Peter Tropoli	2001	Senior Vice President-Administration, General Counsel (since March 2001), Secretary (since January 2006).	35

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Compensation Objectives

The Company's executive compensation program is designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The program serves to incent and reward executive performance, leading to long-term enhancement of shareholder value and encouraging the executives to deliver such performance and continue with the Company for the long-term. As such, each element of compensation is important to achieve this purpose. The Executive Compensation Committee (“the Committee”) annually evaluates the effectiveness of the Company's executive compensation program in meeting its objectives.  The Committee annually advises the Board on the compensation to be paid to the Company's executive officers and approves the compensation for executive officers.  The Company strives to remain competitive by balancing all elements of compensation.  The Committee evaluates compensation with reference to the Company's performance for the prior fiscal year, competitive compensation data, evaluation of each executive's contribution to the Company's performance, each executive's experience, responsibilities, and management abilities. The Company's executive compensation program currently consists of the elements summarized below.

The Company's executive compensation program does not include any pension benefits. None of the Named Executive Officers participates in any retirement or defined benefit plan maintained by the Company.

Base Salaries

The Company seeks to compensate executives for their performance throughout the year with annual base salaries that are fair and competitive while being consistent with the Company's position in the foodservice industry. Base salaries are reviewed annually or biannually by the Committee to ensure continuing consistency with the industry and the Company’s level of performance during the previous fiscal year.  A third-party consultant provided benchmark information at both the 50th and 75th percentiles, through the use of peer and general industry data, which was used as a reference to assist the Committee.  Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market and peers as well as individual performance. Any base salary increase awarded to an executive reflects the Company’s financial performance, individual performance, and potential changes in the officer’s duties and responsibilities.

Salaries of the Chief Executive Officer and Chief Operating Officer are fixed according to each officer's employment agreement, leaving only the incentive and equity compensation for these officers within the discretion of the Committee.  See "—Employment Agreements" and "—Compensation of Chief Executive Officer and Chief Operating Officer" beginning on page 26.  Members of the Committee, along with members of the Finance and Audit Committee, were involved in advising the Board on the appropriateness and reasonableness of the compensation packages for these executive officers.

Annual Incentive Compensation

The Company’s annual incentive compensation directly links annual incentive payments to the achievement of pre-determined and Board-approved financial and operating goals.  Corporate and individual performance objectives are established near the beginning of each fiscal year.  If earned, the annual incentive compensation paid to each executive in the form of a cash bonus will vary according to the Company’s overall financial performance.  A third-party consultant provided benchmark information at both the 50th and 75th percentiles, through the use of peer and general industry data, which was used as a reference to assist the Committee.  The Executive Compensation Committee has the ultimate discretion with regard to annual incentive compensation.  The Executive Compensation Committee believes that same-store sales and earnings before interest, taxes, depreciation and amortization are important measures of executive performance. Accordingly, annual incentive compensation is determined by the Company's performance relative to pre-determined goals that are based on same-store sales (35%), earnings before interest, taxes, depreciation and amortization (55%) and by the executive's performance relative to individually set personal goals for the fiscal year (10%).

Long-Term Incentive Compensation

Long-term incentive compensation in the form of equity grants of the Company’s common stock, such as incentive stock option grants and grants of restricted stock, are used to (1) incent performance that leads to enhanced shareholder value, (2) encourage retention, and (3) closely align the executive’s interests with shareholders’ long term interests.  The expected present value of these incentives is calculated using the binomial pricing method. The size of stock option and restricted stock grants is determined relative to the Company’s size and its market, scope and responsibility of the individual, individual performance, share usage under the plan, employee qualifications and position, as well as peer and general industry data. A third-party consultant provided benchmark information at both the 50th and 75th percentiles, through the use of peer and general industry data, which was used as a reference to assist the Committee.

The Committee administers the Company's stock option, ownership, and any other equity-based compensation plans to the Named Executive Officers (as defined in "Summary Compensation Table" beginning on page 28). The Executive Compensation Committee typically considers the grants of incentive stock options to eligible executive officers and other officers on an annual basis. The options, which typically vest in installments over six to ten years, typically have an exercise price equal to the market price of the Company’s stock on the date of grant and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised.  Options are intended to provide long-term compensation tied specifically to increases in the price of the Company's common stock. The number of option shares granted each year is typically determined by a formula using a dollar amount divided by the option's exercise price.

All grants require Board approval and are typically presented at the first regularly scheduled Board meeting following the disclosure of year-end results.  Neither the Company nor the Committee has a program, plan, or practice to time option grants to its executives in coordination with the release of material nonpublic information. Any stock options grants made to non-executive employees typically will occur concurrently with grants to Named Executive Officers.

Benchmarking and Use of Third-Party Compensation Consultant

In fiscal 2007, as in prior years, the Company engaged a third-party compensation consultant, Towers Perrin, to provide an assessment of the Company’s compensation structure for all of its officer and director positions and to evaluate their compensation relative to the marketplace. Towers Perrin directly engaged the Committee on at least one occasion and met with members of Management.

Towers Perrin relied on its own annual incentive plan design surveys, its experience with general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company.  Towers Perrin developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates.  Towers Perrin provided benchmark information at both the 50th and 75th percentiles, which was used as a reference to assist the Committee.

Role of Executive Officers

Of the Named Executive Officers, only the Chief Executive Officer has a role in determining executive compensation policies and programs.  Within the parameters of the compensation policies established by the Executive Compensation Committee, the Chief Executive Officer makes preliminary recommendations for base salary adjustments and short term and long term incentive levels for the other Named Executive Officers.  The Chief Executive Officer may base his recommendation on a variety of factors such as his appraisal of the officer’s performance and contribution to the Company and on market data.  The Chief Executive Officer does not make any recommendations regarding his own compensation or that of the Chief Operating Officer.

Stock Ownership Guidelines

The Board of Directors has adopted guidelines for ownership of the Company's common stock by executives and directors to help demonstrate the alignment of the interests of the Company's executives and directors with the interests of its shareholders. The amount of stock in which a particular executive is required to hold is determined relative to the executive’s position with the Company. The guidelines provide that executives and directors are expected to attain the following levels of stock ownership within five years of their election to the specified director or officer position:

Position	Share Ownership
Chief Executive Officer, President and Chief Operating Officer	4 times annual base salary
Senior Vice President	2 times annual base salary
Vice President	Equal to annual base salary
Nonemployee Director	Shares with a market value of at least $100,000

Phantom stock and stock equivalents in the nonemployee director deferred compensation plan are considered common stock for purposes of the guidelines, as they are essentially awarded in lieu of cash compensation for Board services. As of November 27, 2007, all nonemployee directors are in compliance with the guidelines.

Employment Agreements

The Company is a party to employment agreements with Christopher J. Pappas, the Company's President and Chief Executive Officer, and Harris J. Pappas, the Company's Chief Operating Officer. These agreements have been filed with the Securities and Exchange Commission as exhibits to the Company's Annual Report on Form 10-K filed November 14, 2005. Each agreement, which expires in August 2009, provides for a fixed base annual salary of $400,000, plus bonus compensation at the discretion of the Board or appropriate Board Committee. Please read "—Compensation of Chief Executive Officer and Chief Operating Officer" on page 26 for more information regarding Messrs. Pappas' employment agreements.

Each employment agreement, as amended, provides that the employee will be entitled to receive all of his compensation and benefits under the contract until August 31, 2009, if either (1) the Company terminates his employment without cause, as defined in the agreements, or (2) he terminates his employment for good reason, as defined in the agreements.  For more information regarding potential payments under these employment agreements, please read “—Potential Payments upon Termination or Change in Control” beginning on page 31.  The Company does not have any agreements with any other of its officers, directors or employees containing provisions governing the compensation and benefits that may be paid to any such person upon termination of employment or a change in control of the Company.

Salary Continuation Agreements

The Company currently has no salary continuation agreement, or change in control agreements having similar effect, in place with any employee of the Company other than employment agreements with Messrs. Pappas as described above.

Compensation of Chief Executive Officer and Chief Operating Officer

Messrs. Christopher J. Pappas and Harris J. Pappas have base salaries fixed according to their respective employment agreements with the Company.  Under their current employment agreements, which expire in August 2009, the annual base salaries in fiscal 2008 and 2009 for Messrs. Pappas are $400,000.  Messrs. Pappas are eligible to receive annual cash bonuses under their employment agreements at the discretion of the Executive Compensation Committee.  Messrs. Pappas did not receive a cash bonus in fiscal 2007.  Each of their previous employment agreements, which were replaced by their current employment agreements in November 2005, had fixed each of their base salaries for fiscal 2006 at $300,000, with potential cash bonuses of up to $200,000.  In connection with entering into the current employment agreements, on November 8, 2005 the Company granted Messrs. Pappas each options to purchase 65,500 shares of the Company's common stock at an exercise price of $12.92 per share.  In determining the size of the stock option grant, the Committee considered the Company's size and its market, Messrs. Pappas’ respective individual performance and experience, peer group data and the size of grants previously made to Messrs. Pappas.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any calendar year.  Compensation that qualifies as "performance based compensation" (as defined for purposes of Section 162(m)) is excluded from the $1 million limitation, and therefore remains fully deductible by the company that pays it.  Options granted under the Company's long-term incentive plan have been structured to qualify as performance-based and thus would not be subject to this deduction limitation.  While the Executive Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes.  Although none of the Named Executive Officers reached the deduction limitation in fiscal 2007, the Executive Compensation Committee plans to continue to evaluate the Company's salary, bonus and stock option programs to determine the advisability of future compliance with Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee reviewed and discussed the Company's Compensation Discussion and Analysis with the Company's management.  Based on this review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended August 29, 2007.

Executive Compensation Committee
J.S.B. Jenkins (Chair)
Judith B. Craven (Vice-Chair)
Jill Griffin
Jim W. Woliver

Summary Compensation Table

The table below contains information concerning annual and long-term compensation of the current Chief Executive Officer, all persons who served as Chief Executive Officer of the Company during the last fiscal year, the current Chief Financial Officer, all persons who served as Chief Financial Officer of the Company during the last fiscal year, and the most highly compensated individuals, as specified in Item 402 of regulation S-K, who made in excess of $100,000 in total compensation and who served as executive officers during the last fiscal year (the "Named Executive Officers"), for services rendered in all capacities for the fiscal year ended August 29, 2007.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation (1)	Total
Christopher J. Pappas	2007	$ 400,000	$ 0	$ 0	$ 215,859	$ 0	$ 615,859
President and Chief
Executive Officer

Harris J. Pappas	2007	400,000	0	0	215,859	0	615,859
Chief Operating Officer

Ernest Pekmezaris(2)	2007	168,269	0	33,451	60,568	50,000	312,288
Senior Vice President
and Chief Financial Officer

K. Scott Gray(3)	2007	170,577	9,400	29,459	17,796	0	227,252
Senior Vice President
and Chief Financial Officer

Peter Tropoli	2007	236,000	10,000	32,108	60,568	0	338,676
Senior Vice President,
Administration, General
Counsel and Secretary

__________

(1)	Perquisites and other personal benefits that did not exceed a $10,000 aggregate amount for any Named Executive Officer have been excluded.
(2)
Mr. Pekmezaris was the Company's Senior Vice President and Chief Financial Officer until April 20, 2007.  He is currently an advisor to the Company. All Other Compensation for Mr. Pekmezaris includes all Consulting Fees earned by him pursuant to his Consultant Agreement (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated April 23, 2007) for the remainder of the fiscal year ended August 29, 2007.

(3)
Mr. Gray became the Company's Senior Vice President and Chief Financial Officer on April 20, 2007.  From the beginning of fiscal 2007 until April 2007, he had served as the Company's Vice President of Finance.

The following table summarizes grants of plan-based awards made to each of the Named Executive Officers during the Company's last fiscal year.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value stock and awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Pappas	10/19/06	N/A	N/A	N/A	N/A	N/A	N/A	86,089	N/A	10.18	458,715
Harris J. Pappas	10/19/06	N/A	N/A	N/A	N/A	N/A	N/A	86,089	N/A	10.18	458,715
Ernest Pekmezaris	10/19/06	N/A	N/A	N/A	N/A	N/A	N/A	26,944	N/A	10.18	126,059
K. Scott Gray	10/19/06	N/A	N/A	N/A	N/A	N/A	N/A	13,012	N/A	10.18	58,825
	4/20/07	N/A	N/A	N/A	N/A	N/A	N/A	9,253	N/A	10.20	41,429
Peter Tropoli	10/19/06	N/A	N/A	N/A	N/A	N/A	N/A	26,812	N/A	10.18	126,059
_________

(1)	The Plan does not contemplate Threshold, Target or Maximum Payouts. Please see Long-Term Incentive Compensation, above, for further discussion.

The following table provides information regarding outstanding equity awards at fiscal year-end for each of the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher J. Pappas	1,120,000	0	N/A	$ 5.00	3/9/2011	0	0	N/A	N/A
	16,375	49,125	N/A	12.92	11/7/2011	49,125	$ 547,744	N/A	N/A
	0	86,089	N/A	10.18	10/18/2012	86,089	959,892	N/A	N/A
Harris J. Pappas	1,120,000	0	N/A	$ 5.00	3/9/2011	0	0	N/A	N/A
	16,375	49,125	N/A	12.92	11/7/2011	49,125	547,744	N/A	N/A
	0	86,089	N/A	10.18	10/18/2012	86,089	959,892	N/A	N/A
Ernest Pekmezaris	4,500	13,500	N/A	13.45	10/9/2011	13,500	150,525	N/A	N/A
	0	23,658	N/A	10.18	10/18/2012	23,658	263,787	N/A	N/A
K. Scott Gray	2,100	6,300	N/A	12.30	11/14/2011	6,300	70,245	N/A	N/A
	0	11,040	N/A	10.18	10/18/2012	11,040	123,096	N/A	N/A
	0	8,333	N/A	10.20	4/19/2013	8,333	92,913	N/A	N/A
Peter Tropoli	4,500	13,500	N/A	13.45	10/9/2011	13,500	150,525	N/A	N/A
	0	23,658	N/A	10.18	10/18/2012	23,658	263,787	N/A	N/A

__________

(1)
Except for the stock options granted to Messrs. Pappas, which were granted pursuant to their employment agreements with the Company, the stock options were granted under the Company's Incentive Stock Plans.

The following table summarizes options exercised and stock awards that vested during the Company's last fiscal year.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher J. Pappas	—	—	—	—
Harris J. Pappas	—	—	—	—
Ernest Pekmezaris	25,000	—	—	—
K. Scott Gray	—	—	—	—
Peter Tropoli	25,000	37,250	—	—

Potential Payments upon Termination or Change in Control

Trigger Events

The employment agreements between the Company and Christopher J. Pappas and Harris J. Pappas (the “Executives”) will terminate upon the Executive's death or upon the Executive's disability, which is defined as his becoming incapacitated by accident, sickness or other circumstance that renders him physically or mentally unable to carry out the duties and services required of him under the employment agreement on a full-time basis for more than 120 days in any 180-day period.  If a dispute arises between the Executive and the Company concerning the Executive's physical or mental ability to continue or return to the performance of his duties as described above, the Executive is required to submit to an examination by a competent physician mutually agreeable to both parties or, if the parties are unable to agree, by a physician appointed by the president of the Harris County Medical Association, and that physician's opinion will be final and binding.

The Company may terminate at any time an employment agreement with an Executive for cause, which means that the Executive has (1) been convicted of a crime constituting a felony or a misdemeanor involving moral turpitude, (2) committed, or participated in, an illegal act or acts that were intended to defraud the Company, (3) willfully refused to fulfill his duties and responsibilities as required under the employment agreement, (4) breached material provisions of the employment agreement, a Company policy, or the Company's code of conduct, in each case after notice from the Board and an opportunity to correct the breach, (5) engaged in gross negligence or willful misconduct in the performance of his duties and obligations to the Company, or (6) willfully engaged in conduct known, or which should have been known, to be materially injurious to the Company.  The Company also may terminate at any time an employment agreement for any other reason, in the sole discretion of the Board.

The Executive may terminate his employment agreement for “good reason,” which means (1) a material reduction in the nature, scope or duties of the Executive or assignment of duties inconsistent with those of his position as specified in the employment agreement, or a change in the location of the Company's business office in which his services are to be carried out, to a location outside Texas, (2) any breach of a material provision of the employment agreement by the Company after notice from the Executive and an opportunity to correct the breach, (3) within two years after the Company's sale of all or substantially all of its assets or the merger, share exchange or other reorganization of the Company into or with another corporation or entity, with respect to which the Company does not survive, or (4) certain reductions in the employee benefits and perquisites applicable to the Executive.  Finally, the Executive may terminate his employment agreement for any other reason, in his sole discretion.

Termination due to Death or Disability.  If the Executive's employment is terminated due to his death or disability, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate immediately upon the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination.  Under the Executives' existing incentive stock option agreements, upon the death of the Executive the stock option may be exercised within one year after his death, by the person or persons to whom his rights under the option have passed by will or the laws of descent and distribution, until the expiration of the option in November 2011.  If the Executive is terminated due to disability, the option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination for Cause or other than for Good Reason.  If the Executive terminates his employment without good reason, or if the Company terminates the Executive's employment for cause, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate immediately upon the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination.  Under the Executives' existing incentive stock option agreements, the Executive's stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination Without Cause or For Good Reason.  If the Executive is terminated without cause, or if the Executive terminates his employment for good reason, the Company will be obligated to pay Executive his monthly base salary and benefits in effect on the date of termination for the remainder of the term of the employment agreement, which expires on August 31, 2009.  If, however, the Executive violates the provisions in his employment agreement regarding confidentiality, non-competition, and standstill in connection with ownership of or other action with respect to the Company's common stock, then the Executive will forfeit his rights to receive any further payments under the employment agreement.  Under the Executives' existing incentive stock option agreements, the Executive's stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Non-renewal of Agreement.  If the Executive's employment is terminated because the employment agreement is not renewed, then all compensation for periods subsequent to termination and all benefits to the Executive under the employment agreement will terminate immediately upon termination of employment.  Under the Executives' existing incentive stock option agreements, the Executive's stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Estimated Payments to Chief Executive Officer and Chief Operating Officer

The following table summarizes estimated benefits that would have been payable to each Executive if the Executives were terminated on August 29, 2007 for the reasons indicated below, giving effect to the amendments to each Executive’s employment agreement extending the term of his employment to August 31, 2009.

Christopher J. Pappas
	Base Salary	Value of Accelerated Equity Awards
Without Cause or For Good Reason	$800,000	$211,565
For Cause or other than for Good Reason	—	211,565
Death	—	211,565
Disability	—	211,565
Non-renewal of Agreement	—	211,565

Harris J. Pappas
	Base Salary	Value of Accelerated Equity Awards
Without Cause or For Good Reason	$800,000	$211,565
For Cause or other than for Good Reason	—	211,565
Death	—	211,565
Disability	—	211,565
Non-renewal of Agreement	—	211,565

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($) (1)	Total ($)
Judith B. Craven	$29,375	$15,005	0	$44,380
Arthur R. Emerson	27,500	15,005	0	42,505
Jill Griffin	11,000	32,994	0	43,994
J.S.B. Jenkins	13,250	37,044	0	50,294
Frank Markantonis	11,000	32,994	0	43,994
Joe C. McKinney	14,000	47,698	0	61,698
Gasper Mir, III	44,750	25,505	0	70,255
Jim W. Woliver	26,000	15,005	0	41,055

__________

(1)	Perquisites and other personal benefits that did not exceed a $10,000 aggregate amount for any director have been excluded.

    Each nonemployee director other than the Chairman of the Board is paid an annual retainer of $30,000.  The Chairman of the Board is paid an annual retainer of $55,000.  In addition to the base annual retainer of $30,000, the Chairman of the Finance and Audit Committee is paid an additional annual retainer of $14,000, and the Chair of each other Board Committee is paid an additional annual retainer of $3,000.  All nonemployee directors are also paid the following meeting fees for each meeting he or she attends: (1) $1,500 per day for each meeting of the Board, including Committee meetings attended on the same day as a meeting of the Board, so long as the total duration of the meeting(s) attended on that day exceeds four hours; (2) $1000 per day for each meeting of the Board, including Committee meetings attended on the same day as a meeting of the Board, if the meeting is conducted by telephone or its total duration is less than four hours; (3) $1,000 per day for each meeting of any Board committee held on a day other than a Board meeting day; and (4) $500 per day for each meeting of any Board committee conducted by telephone on a day other than a Board meeting day.

Pursuant the Company's Amended and Restated Nonemployee Director Stock Plan (the "Plan"), each nonemployee director is required to receive the dollar value equivalent of at least $15,000 of the annual $30,000 retainer in restricted stock.  In addition, each nonemployee director, prior to the end of any calendar year, may elect to receive an Elective Retainer Award, whereupon on the first day of each January, April, July, and October during the term of the plan, the director elects to receive shares, the value of which is equal to any portion of the director's meeting and annual retainer fees in restricted stock. Directors receiving an Elective Retainer Award will also receive an additional number of whole shares of restricted stock equal to 20% of the number of whole shares of restricted stock issued in payment of the Elective Retainer Award for the quarterly period beginning on that date. The Plan was amended in fiscal 2007 to allow the Board, in its discretion, to select nonemployee directors to receive an additional award of up to 5,000 shares of restricted stock in any 12-month period.

Further, under the Plan, nonemployee directors may be periodically granted nonqualified options to purchase shares of the Company's common stock at an option price equal to 100% of their fair market value on the date of grant.  Each option terminates on the earlier of the tenth anniversary of the grant date or one year after the optionee ceases to be a director. An option may not be exercised prior to the first anniversary of the grant date, subject to certain exceptions specified in the Plan. No nonemployee director may receive options to purchase more than 5,000 shares in any 12-month period.

The Company's Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

The Company's Corporate Governance Guidelines establish guidelines for share ownership.  Currently, Directors are expected to accumulate, over time, shares of the Company’s common stock with a market value of at least $100,000.

Use of Third Party Compensation Consultants

In fiscal 2006 and 2007, as in prior years, the Company engaged a third-party compensation consultant to provide an assessment of the Company’s current compensation structure for its directors and to evaluate their compensation relative to the marketplace. The consultants directly engaged the Executive Compensation Committee on at least one occasion and met with the Company’s management.

FINANCE AND AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements in the annual report on Form 10-K and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company's internal controls. In addition, the Committee discussed any matter required to be communicated under generally accepted auditing standards. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also has discussed with the independent registered public accounting firm the firm’s independence from the Company and management, including matters in the written disclosures provided by the independent registered public accounting firm to the Finance and Audit Committee as required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee also considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 29, 2007, for filing with the Securities and Exchange Commission. The Committee appointed Grant Thornton LLP as the independent registered public accounting firm for the Plan for the 2008 fiscal year.

Finance and Audit Committee
Joe C. McKinney (Chair)
J.S.B. Jenkins (Vice-Chair)
Arthur Emerson
Gasper Mir, III

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of shareholders for inclusion in the Company's proxy statement and form of proxy for the Company's 2009 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than August 1, 2008. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company's 2009 Annual Meeting of Shareholders will be considered untimely if received by the Company after October 15, 2008.

DIRECTOR NOMINATIONS FOR 2009 ANNUAL MEETING

The Company's Bylaws provide that candidates for election as directors at an Annual Meeting of Shareholders will be nominated by the Board of Directors or by any shareholder of record entitled to vote at the meeting, so long as the shareholder gives timely notice thereof. To be timely, such notice must be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and must include (1) the name and address of the shareholder who intends to make the nomination; (2) the name, age, and business address of each nominee; and (3) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

PROXY SOLICITATION

The cost of soliciting proxies pursuant to this Proxy Statement will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to aid in soliciting proxies for a fee estimated not to exceed $325,000 plus expenses.  The Company also has agreed to indemnify MacKenzie Partners against certain liabilities arising under the federal securities laws.  MacKenzie Partners has informed the Company that it intends to employ approximately 35 persons to solicit proxies.  The transfer agent and registrar for the Company's common stock, American Stock Transfer & Trust Company, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation.  Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.  The Company's expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of the Company's regular employees and officers) currently are expected to be approximately $500,000, of which approximately $50,000 has been spent to date.

The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

HOUSEHOLDING OF PROXY MATERIALS

Under SEC rules, companies and intermediaries (such as brokers) may satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders.  This practice, known as “householding,” is intended to improve the convenience of shareholders and to reduce the Company’s printing and postage costs.

A number of brokers with accountholders who are stockholders of the Company will be householding the Company’s proxy materials and accordingly, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.  Once you who have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or you revoke your consent.  If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or call the Company at (713) 329-6808 or write the Company at Luby's Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

The Company will provide without charge on the written request of any person solicited hereby a copy of the Company's Annual Report on Form 10-K for the year ended August 29, 2007.  Written requests should be mailed to Luby's, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

By Order of the Board of Directors,

/s/ Peter Tropoli
Senior Vice President, Administration, General Counsel and Secretary

Dated:  November 29, 2007

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LUBYS1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LUBY'S, INC.

Vote on Directors

1. Election of Directors:

NOMINEES:

01) Gasper Mir, III
02) Arthur Rojas Emerson
03) Judith Craven, M.D., M.P.H.
04) Frank Markantonis

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) to the left of the name(s) of the nominee(s) on the line below.

____

Vote on Proposals

		For	Against	Abstain
2.	Proposal to ratify the appointment of Grant Thornton LLP as the independent public accountants of the corporation.	☐	☐	☐
3.	Nonbinding shareholder proposal to declassify elections of directors.	☐	☐	☐

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

	Yes	No
HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

LUBY'S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Christopher J. Pappas, Joe C. McKinney and Peter Tropoli, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of Luby's, Inc. held of record by the undersigned on December 26, 2007, at the Annual Meeting of Shareholders to be held on January 15, 2008, or any adjournment or postponement thereof. This proxy revokes all prior proxies provided by the undersigned with respect to the shares covered hereby.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)